Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of the 15th day of June, 2005, is entered into by and between Dinh Bui (the “Employee”) and Integrated Device Technology, Inc, a Delaware corporation (“the Corporation”).

RECITALS

WHEREAS Integrated Circuit Systems, Inc. (“ICS”), the Corporation and one of its subsidiaries (“Merger Sub”) anticipate entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with ICS and the resulting entity will become a wholly-owned subsidiary of the Corporation;

AND WHEREAS as of the date hereof, the Employee serves as the Vice President of FTG of ICS;

AND WHEREAS the Corporation wishes to employ the Employee and the Employee wishes to be employed by the Corporation on the terms and conditions contained in this employment agreement (this “Agreement”) upon the consummation of the merger contemplated by the Merger Agreement;

AND WHEREAS the Corporation is only willing to enter into this Agreement on the basis that the Employee observe the restrictive covenants set out herein which have been negotiated in good faith and which the Employee acknowledges as being reasonable given the nature of the Employee’s expected position with the Corporation contemplated by this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements in this Agreement, it is agreed by and between the Employee and the Corporation as follows:

1. EMPLOYMENT

1.1 Position

As of the Effective Time, as such term is defined below, the Corporation shall employ the Employee, and the Employee shall agree to be employed by the Corporation, as the Corporation’s Vice President of FTG, on the terms and subject to the conditions herein contained.

1.2 Duties

During the term of this Agreement, the Employee shall:

(i) devote the whole of the Employee’s time, skills, experience and attention during normal business hours to the business of the Corporation, and ensure that the Employee is not at any time engaged in conduct that would interfere with the performance by the Employee of the Employee’s duties under this Agreement or which would constitute a conflict with the interests of the Corporation. Nothing herein shall be deemed to prevent or inhibit the Employee from making investments in other business enterprises provided the role of the Employee in each such case is passive and does not involve any active involvement in such enterprise. During the Term of Employment, the Employee will not be employed or engaged in any other business without the prior written permission of the Corporation, which permission will not be unreasonably withheld;

(ii) well and faithfully serve the Corporation and carry out those responsibilities as are necessary to perform the functions associated with the Employee’s position; and

(iii) use the Employee’s best efforts while performing Employee’s responsibilities to promote the success of the business of the Corporation and act at all times in the best interest of the Corporation.

2. TERM

This Agreement and the Employee’s employment hereunder shall become effective and shall commence on the closing of the merger contemplated by the Merger Agreement (the “Effective Time”) and shall continue until the two (2) year anniversary of such commencement date (the “Term of Employment”). Following the Term of Employment, this Agreement shall be terminated and have no further force or effect, except with regard to Section 4 and Section 5, as stated below. The Corporation and the Employee understand and agree that Employee may still be an “at-will” employee of the Corporation after the termination of this Agreement.

3. REMUNERATION

3.1 Compensation

The Corporation shall pay to the Employee as compensation for the performance of the Employee’s duties herein a salary at the rate of $251,538 per annum (the “Base Salary”), payable in accordance with the Corporation’s normal payroll procedures and subject to Section 6.14. The Employee agrees that such salary shall be reviewed annually during the normal course of the Corporation’s focal review process or may be otherwise increased from time to time by the Corporation, and such revised annual salary shall be referred to hereinafter as the “Base Salary.”

The Employee will also be eligible to participate in the Corporation’s Incentive Compensation Plan which provides for certain cash incentive compensation upon the achievement of certain individual, unit and Corporation-wide performance goals. The Employee’s individual incentive target under the Incentive Compensation Plan shall be equal to thirty percent (30%) of the Base Salary.

The Employee will also be eligible to participate in all of the Corporation’s other incentive compensation plans for which employees of the Corporation or its subsidiaries of similar seniority participate.

3.2 Stock Options

The Employee shall be eligible to be granted nonqualified options to purchase shares of Corporation’s common stock or other equity compensation generally paid to the employees of the Corporation (collectively, the “Equity Awards”), including the follow specific Equity Awards:

(1) the Employee will be eligible to receive, under the Merger Agreement, two stock option grants to purchase shares of the Corporation’s common stock for each option to purchase ICS common stock which had previously been granted to the Employee (the “Replacement Option Grants.”) One of the Replacement Option Grants shall be for the same number of shares and shall be vested to the same extent as the ICS option which this option is intended to replace and shall have the same term as set forth in Corporation’s standard form of stock option agreement (the “First Replacement Option Grant”). The second of the Replacement Option Grants shall be for a number of shares which is calculated by multiplying the number of shares subject to the ICS option for which this option is intended as a replacement by the Implied All Stock Exchange Ratio under the Merger Agreement, and then subtracting the number of shares subject to the First Replacement Option Grant, shall vest according to the vesting schedule and shall have the same term as set forth in the Corporation’s standard form of stock option agreement (the “Second Replacement Option Grant”); and

(2) the Employee shall also be eligible to receive an option grant of 100,000 shares that will vest with regard to 33,333 of such option shares on Employee’s second anniversary of employment, 33,333 of such option shares on Employee’s third anniversary of employment and the remaining 33,334 of such option shares on Employee’s fourth anniversary of employment with Corporation, provided Employee continues to remain an employee of the Corporation through such dates.

Any Equity Awards shall be granted subject to approval of the board of directors of the Corporation (or the compensation committee thereof). Any Equity Awards shall be granted pursuant and be subject to the terms of the Corporation’s stock option and/or equity incentive plans and customary form of agreements, and, except as otherwise described herein, shall vest and become exercisable in accordance with the vesting and exercisability schedule generally applicable to stock options granted to similarly situated employees.

3.3 Benefits

The Employee shall be entitled to participate in all of the benefit plans for employees of the Corporation in effect from time to time, in accordance with the terms of the formal plan documents, including medical, dental, group life and disability plans, as of and with effect from the Effective Date. Employee’s years of service with ICS prior to the Effective Time shall be counted as years of service with the Corporation for purposes of eligibility and vesting (other than vesting with respect to any equity-based compensation). The Corporation reserves the right to unilaterally revise the terms of the benefit plans of general application to all employees or to eliminate any such benefit plan altogether.

3.4 Vacation

The Employee will be entitled to four (4) weeks paid vacation per year in accordance with the Corporation’s generally established policies. The Employee shall endeavor to schedule such vacation to be taken so as to not unreasonably interfere with the demands of the business of the Corporation after taking into account the personal plans of the Employee.

3.5 Expenses

The Corporation shall reimburse the Employee for all out-of-pocket expenses and other disbursements actually and properly incurred by the Employee in connection with the Employee’s duties hereunder or otherwise properly incurred by the Employee for and on behalf of the Corporation, upon presentation of reasonably acceptable evidence of the Employee having incurred such expenses and disbursements.

4. TERMINATION OF EMPLOYMENT

4.1 Termination by Corporation for Cause

The employment of the Employee hereunder may be terminated at any time by notice in writing from the Corporation to the Employee for Cause, in which event the Employee shall not be entitled to a notice period or compensation in lieu of notice. In such case, the Employee shall not be entitled to any compensation or benefits hereunder except for payment of all amounts due and owing to the date of termination, including accrued but unpaid Base Salary, vacation, and unreimbursed expenses.

For purposes of this Agreement, “Cause” shall mean:

(1) fraud, misappropriation, embezzlement, or other act of material misconduct against the Corporation or any of its affiliates;

(2) substantial and willful failure to perform specific and lawful directives of the board of directors of the Corporation and/or the Chief Executive Officer of the Corporation as reasonably determined by the board of directors of the Corporation and/or the Chief Executive Officer of the Corporation;

(3) willful and knowing violation of any material rules or regulations of any governmental or regulatory body; or

(4) conviction of or plea of guilty or nolo contendere to a felony.

4.2 Termination by Corporation without Cause or by Employee for Good Reason

The employment of the Employee may be terminated by the Corporation at any time without Cause or by the Employee for Good Reason, and provided such termination occurs during the Term of Employment, and contingent upon the Employee’s signing and delivering to the Corporation and not revoking a full release of all claims against the Corporation, the Corporation will make payment to the Employee of the following: (i) an amount equivalent to twelve (12) months of Base Salary to be paid out over twelve (12) months, in accordance with the Corporation’s standard pay periods, (ii) any accrued but unpaid Base Salary for services rendered to the date of termination, (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement, and (iv) any vacation accrued to the date of termination. Additionally, in the event of the Employee’s termination by the Corporation without Cause or by the Employee for Good Reason, provided such termination occurs during the Term of Employment, and contingent upon the Employee’s signing and delivering to the Corporation and not revoking a full release of all claims against the Corporation, the options subject to the then outstanding Equity Awards shall vest as to that number of shares of common stock that would have become vested assuming Employee continued to perform services under this Agreement for an additional twelve (12) months. Employee shall have until the earlier of: (i) twelve (12) months following such termination, or (ii) the expiration date of each such Equity Award, to exercise the portion of each of the Employee’s Equity Awards which are vested as of the date of such termination. In addition, until the earlier of the twelve (12) month anniversary of Employee’s termination by the Corporation without Cause or by the Employee for Good Reason or the date the Employee secures similar benefits through new employment, the Corporation shall continue benefits for the Employee and, as applicable, the Employee’s family under the Corporation’s benefit plans in which the Employee participated pursuant to Section 3.3. Except as stated in this Section 4.2, Employee shall not be entitled to any other compensation or benefits.

For purposes of this Agreement, “Good Reason” shall mean any of the following to the extent they are undertaken without the Employee’s consent:

(1) the assignment to the Employee of any duties or level of responsibilities that results in any diminution or adverse change of the Employee’s position, title, authority, circumstances of employment or scope of responsibilities where such conduct has not been cured after forty-five (45) days written notice from the Employee;

(2) a reduction by the Corporation in the Employee’s Base Salary unless such reduction is part of a Corporation wide reduction in compensation to save costs or a reduction by the Corporation in the Employee’s individual incentive target percentage under the Incentive Compensation Plan unless such reduction is consistent with other similarly situated employees at the Corporation;

(3) the taking of any action by the Corporation that would adversely affect the Employee’s participation in, or reduce the Employee’s benefits under, the Corporation’s benefit plans as described in Section 3.3 (excluding equity-based compensation), except to the extent the benefits of all other employees of the Corporation are similarly reduced where such conduct has not been cured after forty-five (45) days written notice from the Employee; or

(4) the Corporation’s relocation of the Employee’s place of employment beyond a fifty-mile radius from either the location of the Employee’s place of employment as of the Effective Date or the Corporation’s corporate headquarters as of the Effective Date.

4.3 Termination by Employee Not for Good Reason

In the event the Employee terminates employment with the Corporation for any reason other than Good Reason, the Corporation shall within ten (10) business days of such termination pay to the Employee all amounts due and owing to the Employee as of the date of such termination, including accrued but unpaid Base Salary, vacation, and unreimbursed expenses and the Employee shall not be entitled to any other compensation or benefits from the Corporation.

4.4 Fair and Reasonable

The parties confirm that the provisions contained in this Article 4 are fair and reasonable and the parties agree that upon termination of this Agreement pursuant to any of the provisions hereof, the Employee shall have no action, cause of action, claim or demand against the Corporation or any other person as a consequence of such termination, so long as the Corporation fulfills its obligations hereunder. The Employee agrees to accept that payments provided for in Section 4.2 in full satisfaction of any and all claims the Employee has or may have against the Corporation and the Employee agrees to sign and deliver to the Corporation and not revoke a full release of all claims against the Corporation prior to receipt of payment of said sum.

4.5 Return of Property

Upon any termination of this Agreement or the employment of the Employee hereunder:

(1) the Employee shall at once deliver, or cause to be delivered, to the Corporation all books, documents, effects, money, securities or other property and materials belonging to the Corporation (or any affiliate of the Corporation), or for which the Corporation (or any affiliate of the Corporation) is liable to others, which are in the possession, charge, case, control or custody of the Employee, including all confidential materials subject to Section 5.3 and all copies and reproductions thereof in any form whatsoever received by the Employee and delete same from all retrieval systems and databases used by the Employee;

(2) the Corporation shall at once deliver, or caused to be delivered to the Employee all property belonging to the Employee which are in the possession, charge, care, control or custody of the Corporation or any of its subsidiaries; and

(3) the Corporation shall at once cause the discharge of any personal covenants or guarantees of the Employee concerning the Corporation’s business (including that of any subsidiary), and shall fully indemnify and hold harmless the Employee for the Corporation’s failure to do so.

5. COVENANTS OF EMPLOYEE

5.1 Confidentiality

Except as may be required by applicable law or the rules and regulations of any national securities exchange or national automated quotation system, the Employee shall not, at any time or under any circumstances during the term of the Employee’s employment with the Corporation and after the termination of the Employee’s employment, except for the benefit of the Corporation in carrying out the Employee’s duties hereunder, directly or indirectly communicate or disclose to any person any confidential knowledge or information of the Corporation or any of its subsidiaries howsoever acquired (except as set forth below), nor shall the Employee utilize or make available any such knowledge or information directly or indirectly in connection with any business or activity in which the Employee is or proposes to be involved, or in connection with the transfer or proposed transfer of any of the Employee’s securities or in connection with the solicitation or acceptance of employment with any person. Knowledge and information subject to this Section 5.1 includes, but is not limited to, formulas, circuits, drawings, designs, mask works, plans, proposals, marketing and sales data, financial information, cost and pricing information, customer lists, trade secrets, personnel information, policies and procedures, organizational charts, telephone directories, and concepts and ideas related to the past, present, or future business of the Corporation or any affiliated entity (including parents and subsidiaries, including but not limited to ICS) which have not been publicly released by duly authorized representatives of Corporation. The Employee will be under no obligation of confidentiality with respect to any information that the Employee can show (i) is or becomes available to the general public through no fault of the Employee; (ii) was known to the Employee before disclosure without obligation of confidentiality; (iii) is independently developed by the Employee; or (iv) is lawfully received from a third party without obligation of confidentiality.

The terms of this Section 5.1 shall survive the termination of this Agreement.

5.2 Intellectual Property Rights

(1) Subject to Section 5.2(4), any Development made, conceived, learned or reduced to practice during the course of the Employee’s employment, whether past, present or future, and all trade secret, patent, copyright, mask work and other intellectual property rights world-wide therein or otherwise related thereto whether known or otherwise learned, are the property of the Corporation, and all of the Employee’s right, title and interest in and to the same are hereby assigned (and shall hereby be assigned when first reduced to practice or first fixed in a tangible medium, as applicable) to the Corporation, whether or not they are capable of statutory protection and whether or not they are made by the Employee or jointly with other persons. The Employee also agrees to assign all of the Employee’s right, title and interest in and to any particular Development to a third party, including the United States, solely as directed by the Corporation. “Developments” means all discoveries, know-how, inventions, designs, works of authorship, ideas, methods, uses, business methods, contributions, developments, algorithms, processes, compositions, techniques and any improvements thereof (whether or not patentable or copyrightable), legally recognized proprietary rights, and any other intellectual property rights (including patents, copyrights, mask works, trademarks, topographies, know-how and trade secrets), and all records and copies of records, relating to the foregoing. The Employee also hereby waives all moral rights into any copyright assigned hereunder. During the period of the Employee’s employment and for six (6) months after termination of the Employee’s employment with the Corporation, the Employee will promptly disclose to the Corporation fully and in writing all Developments made, conceived, learned or reduced to practice by the Employee, either alone or jointly with others. In addition, the Employee will promptly disclose to the Corporation all patent applications filed by the Employee or on the Employee’s behalf within one (1) year after termination of employment. At the time of each such disclosure, the Employee will advise the Corporation in writing of any Developments related thereto that Employee believes to fully qualify for protection under Section 2870; and the Employee will at that time provide to the Corporation in writing all evidence necessary to substantiate that belief. The Corporation will keep in confidence and will not use for any purpose or disclose to third parties without the Employee’s consent any confidential information disclosed in writing to the Corporation pursuant to this Agreement relating to the identified Developments that qualify fully for protection under the provisions of Section 2870, as defined below. The Employee will preserve the confidentiality of any Development that does not fully qualify for protection under Section 2870. The Employee will maintain accurate records of (including in the form of notes, sketches, drawings and in any other form that may be required by the Corporation), which records shall be available to and remain the sole property of the Corporation at all times, and will promptly and fully disclose and confirm the assignment in writing to the Corporation (or to a third party designated by the Corporation) of, all such Developments including all intellectual property rights therein.

(2) The Employee shall assist the Corporation and execute, verify and deliver such documents and do everything necessary or desirable (including appearing as a witness) to apply for, obtain, perfect, evidence, sustain or enforce patents, copyrights, mask works, industrial designs or other legal protection including other intellectual property rights for such Developments in all countries including any continuation, division, re-issue or renewal thereof. The Employee’s obligation to assist the Corporation with respect to such Developments shall continue beyond the termination of Employee’s employment. In the event the Corporation requires more than nominal assistance from the Employee following Employee’s termination, the Corporation shall reasonably compensate the Employee for Employee’s time. In the event the Corporation is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document needed in connection with the above-mentioned actions, the Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Employee’s agent and attorney in fact, which appointment is coupled with an interest to act for and on the Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by the Employee. The Employee hereby waives any and all claims, of any nature whatsoever, which the Employee now or may hereafter have for infringement of any proprietary rights or intellectual property rights assigned hereunder to the Corporation.

(3) The memorandum sheet attached as Schedule A fully describes all Developments developed by Employee or jointly with others before being employed by ICS and which are excluded from the scope of this Agreement (“Prior Inventions”). If disclosures of such Prior Invention is restricted by a prior confidentiality agreement, the Employee will only disclose a cursory name for such Prior Invention, the identity of its owner and the fact of the confidentiality obligation. If no such disclosure is attached, the Employee represents that there are no Prior

Inventions. If, in the course of Employee’s employment with the Corporation, Employee incorporates a Prior Invention into any Development, then the Corporation is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, the Employee agrees that the Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Development without the Corporation’s prior written consent.

(4) This Agreement does not apply to a Development which qualifies fully as a nonassignable Development under Section 2870 of the California Labor Code (“Section 2870”). Employee certifies the Employee has reviewed the notification on Exhibit B (Limited Exclusion Notification) and agrees that the Employee’s signature acknowledges receipt of the notification.

(5) The Employee acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

5.3 Non-Competition and Non-Solicitation

(1) The Employee acknowledges that in the Employee’s position of Vice President of FTG, the Employee occupies a position of trust and confidence. The Employee understands that the following restrictions may limit the Employee’s ability to earn a livelihood in a business which, directly or indirectly, compete with Corporation. However, the Employee agrees that the Employee will receive sufficient consideration and other benefits as an Employee of Corporation to clearly justify such restrictions which, in any event, given the Employee’s skills and ability will not prevent the Employee from earning a living. The Employee acknowledges that all restrictions contained in Section 5.3 are reasonable and valid for the adequate protection of the legitimate business interests and goodwill of the Corporation and are no broader than is necessary to protect such interests and goodwill.

(2) The Employee shall not (without the prior written consent of the Corporation) while employed by Corporation and for twelve (12) months after the termination of the Employee’s employment, for any reason, provided such termination occurs during the Term of Employment, whether directly or indirectly, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the Corporation), whether as principal, agent, stockholder or in any other capacity whatsoever carry on, or be engaged in, or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business or which is in whole or in part competitive with any of the businesses carried on by the Corporation within the respective territories in which such businesses are then carried on (except for any equity share investment in a public company whose shares are listed on a recognized stock exchange where such share investment does not in the aggregate exceed 5% of the issued equity shares of such company).

(3) The Employee shall not (without the prior written consent of the Corporation) while employed by Corporation and for twelve (12) months after the termination of the Employee’s employment, for any reason, provided such termination occurs during the Term of

Employment, whether directly or indirectly, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the Corporation), whether as a principal, agent, stockholder or in any other capacity whatsoever:

(a) solicit or attempt to solicit any customer or prospective customer for the purpose of (i) persuading or attempting to persuade any such customer to cease doing business or to curtail the business which such customer or prospective customer has customarily conducted or contemplating conducting with the Corporation (including any subsidiary, including but not limited to ICS, or any affiliated corporation), whether or not the relationship between the Corporation and such customer or prospective customer was originally established in whole or in part through the efforts of the Employee; or (ii) to solicit the business of such customer or prospective customer in respect to any products or services which are competitive with the Corporation (including any subsidiary, including but not limited to ICS, or any affiliated corporation); or.

(b) solicit or attempt to solicit or assist any individual or entity to solicit the employment or engagement of or otherwise entice away from the employment of the Corporation (including any subsidiary, including but not limited to ICS, or any affiliated corporation) any employee of the Corporation (including any subsidiary, including but not limited to ICS, or any affiliated corporation).

(4) The parties hereto agree that any breach by the Employee of this Section 5.3 shall be deemed to cause the Corporation irreparable harm which cannot adequately be compensated for in damages and that the Corporation in addition to all other remedies, shall be entitled to injunctive or other equitable relief to restrain such breach.

5.4 Cumulative Rights

The various rights and remedies of the Corporation hereunder are cumulative and non-exclusive of one another. The use of or resort to any one such right or remedy shall not preclude or limit the exercise of any other right or remedy by the Corporation. The provisions of this Agreement shall not in any way limit or abridge the rights of the Corporation in the obligations of the Employee at common law or under statue, including but not limited to the laws of unfair competition, copyright, trade secrets, and trade-mark, all of which shall be in addition to the Corporation’s rights and the Employee’s obligations under this Agreement. The Employee acknowledges that the Employee is a fiduciary of the Corporation.

6. GENERAL

6.1 Effective Date

The Corporation and the Employee acknowledge that (i) this Agreement has been entered into in anticipation of the completion of the proposed merger contemplated by the Merger Agreement; (ii) the effective date of this Agreement shall be the Effective Time; and (iii) this Agreement shall be of no force or effect if (x) the Merger Agreement is not entered into as of a date one (1) month following the date hereof or (y) the Effective Time does not occur within 9 months from the date of the execution of the Merger Agreement.

6.2 Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

6.3 Number

In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

6.4 Benefit of Agreement

This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and permitted assigns of the Corporation respectively. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall be deemed to impose on ICS any liabilities or obligations whatsoever.

6.5 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of California and the laws of California are applicable therein. The Corporation and the Employee each hereby attorn to the jurisdiction of the California courts in the County of Santa Clara.

6.6 Resolution of Disputes

Any dispute or controversy arising under or in connection with this Agreement may be settled by arbitration, conducted in Santa Clara County, California in accordance with the rules of the American Arbitration Association governing employment disputes as then in effect. The Corporation and Employee hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Corporation shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 5, and Employee consents that such restraining order or injunction may be granted without the necessity of the Corporation’s posting any bond except to the extent otherwise required by applicable law. Each party shall bear its own attorney’s fees and costs associated with the preparation for arbitration. The fees and expenses of the American Arbitration Association and the arbitrator shall be borne by the Corporation.

6.7 Entire Agreement

This Agreement, together with the separate Non-Disclosure and Proprietary Rights Agreement, Stock Option Agreement, or similar agreements executed by the Employee in favor of the Corporation, constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. All prior agreements between Employee and ICS are hereby terminated except those which by their nature survive termination of the employment relationship. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.8 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provisions or part thereof and the remaining part of such provisions and all other provisions hereof shall continue in full force and effect.

6.9 Independent Legal Advice

The Employee acknowledges that the Employee has read and understands this Agreement, and acknowledges that the Employee has had the opportunity to obtain independent legal advice prior to execution of this Agreement. To the extent that the Employee fails to obtain independent legal advice, the Employee covenants that such failure will not be used by the Employee as a defense to the enforcement of the provisions of the Agreement.

6.10 Copy of Agreement

The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

6.11 Notice

Any demand, notice or other communication (hereinafter in this Section 6.11 referred to as a “Communication”) to be given in connection with this Agreement shall be given by personal delivery or transmitted by telecopier or other form of recorded communication, tested prior to transmission to such party, addressed to the recipient as follows:

To the Employee at the address provided below by Employee.

To the Corporation at:	2975 Stender Way
Santa Clara, California 95054
Attention: Vice President, Human Resources

or such other address or individual as may be designated by notice by either party to the other. Any communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by or transmitted by telecopier or other form of recorded communication shall be deemed to have been given and received on the date of its transmission provided that if such date is not a business day or if it is received after the end of normal business hours on the date of its transmission then it shall be deemed to have been given and received at the opening of business in the office of the addressee on the first business day next following the transmission hereof. For the purposes of this Agreement, a business day shall mean any day other than a Saturday or Sunday. Any party may change its address for service from time to time by giving seven (7) days notice to the other party in accordance with the foregoing.

6.12 Assignment

Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations shall be assignable by either party without the prior written consent of the other party hereto.

6.13 Amendment and Waiver

No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

6.14 Withholding

All payments and benefits described herein will be subject to applicable withholding taxes.

6.15 Counterparts

This Agreement may be executed by the parties in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.

/s/ Dinh Bui
Dinh Bui
Employee Address:

Integrated Device Technology, Inc.

By:	/s/ Gregory Lang
Gregory Lang, Chief Executive Officer